Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177

RJO Global Trust
sponsored by
RJO Fund Management, LLC
Account Statement

	For Month Ended
	September 30, 2010
	UNAUDITED

Statement of Income	Month	Year to Date
	(A Units)	(A Units)
Trading Income (Loss)
Realized Trading Income (Loss)	$437,184	$347,018
Change in Unrealized Income (Loss)	254,617	982,373
Foreign Currency Transaction Income (Loss)	236,204	823,717

Net Trading Income (Loss)	928,005	2,153,108

Other Income
Interest Income	4,838	41,690

Total Income (Loss)	4,838	41,690

Expenses
Advisory Incentive Fees	(12,594)	157
Management Fees	77,384	684,086
Organization and Offering Expenses	9,753	48,893
Administrative Expenses	36,088	760,572
Brokerage Expenses	191,952	1,713,612

Total Expenses	302,583	3,207,320

Net Income (Loss)	$630,260	$(1,012,522)

Statement of Changes in Net Asset Value

Beginning Balance	53,524,523	57,912,179
Additions	35,000	4,909,543
Net Income (Loss)	630,260	(1,012,522)
Transfers from Class A to Class B	-	(65,443)
Redemptions	(700,133)	(8,254,107)

Balance at September 30, 2010	$53,489,650	$53,489,650
Total Units Held at End of the Period		530,579
Net Asset Value Per Unit		$100.81
Rate of Return	1.17%	-1.97%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER December 31, 2010

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza ● Suite 900 ● Chicago, IL 60606 ● Toll Free: (888) 292-9399

RJO Global Trust
sponsored by
RJO Fund Management, LLC
Account Statement

	For Month Ended
	September 30, 2010
	UNAUDITED

Statement of Income	Month	Year to Date
	(B Units)	(B Units)
Trading Income (Loss)
Realized Trading Income (Loss)	$11,054	$13,689
Change in Unrealized Income (Loss)	6,438	24,674
Foreign Currency Transaction Income (Loss)	5,973	19,182

Net Trading Income (Loss)	23,465	57,545

Other Income
Interest Income	122	963

Total Income (Loss)	122	963

Expenses
Advisory Incentive Fees	(319)	4
Management Fees	1,957	14,917
Organization and Offering Expenses	247	1,337
Administrative Expenses	912	16,198
Brokerage Expenses	2,562	19,796

Total Expenses	5,359	52,252

Net Income (Loss)	$18,228	$6,256

Statement of Changes in Net Asset Value

Beginning Balance	1,314,270	981,767
Additions	40,000	468,668
Net Income (Loss)	18,228	6,256
Transfers from Class A to Class B	-	65,443
Redemptions	(49,074)	(198,710)

Balance at September 30, 2010	$1,323,424	$1,323,424
Total Units Held at End of the Period		12,676
Net Asset Value Per Unit		$104.40
Rate of Return	1.34%	-0.49%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Executive Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER December 31, 2010

R.J. O’Brien Fund Management, LLC
222 S. Riverside Plaza ● Suite 900 ● Chicago, IL 60606 ● Toll Free: (888) 292-9399